UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2016
VMWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33622 (Commission File Number)	94-3292913 (IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory arrangement with named executive officers

On June 15, 2016, the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors of VMware, Inc. approved an executive retention plan (the “Retention Plan”) covering VMware executives designated by the Committee. The Plan provides severance benefits for participants who are involuntarily terminated without “cause”, or who terminate employment for “good reason” during the term of the Retention Plan, which runs through December 31, 2017.
Upon a qualifying termination under the Retention Plan each participant is eligible to receive a lump sum payment equal to the sum of (x) the participant’s annual base salary, (y) the participant’s target annual bonus and (z) an annual health insurance premium amount. Participants are also eligible to vest in the portion of the participant’s then-outstanding and unvested restricted stock unit and stock option awards scheduled to vest in the twelve months following the participant’s termination date.
The annual health insurance premium amount equals the annual cost required to obtain continuation coverage for the participant and his or her covered dependents. Participants are required to execute a release in favor of VMware in exchange for receiving Retention Plan benefits.   The Retention Plan enables participants to receive severance benefits relating to involuntary terminations under circumstances for which the Company’s Change in Control Retention Plan adopted on February 25, 2015 (the “CIC Plan”) does not apply. In situations where the CIC Plan provides severance, no severance will be payable under the Retention Plan.
Each of the Company’s executive officers are designated as participants in the Retention Plan.
The foregoing description of the Retention Plan does not purport to be complete and is qualified in its entirety by the full text of the Plan, a copy of which is filed as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
  99.1   Executive Retention Plan, adopted June 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: June 17, 2016	By:	/s/ S. Dawn Smith
S. Dawn Smith
Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary